EXHIBIT 21.1

SUBSIDIARIES OF

RECRUITER.COM GROUP, INC.

Name	Jurisdiction
Recruiter.com, Inc.	Delaware
VocaWorks, Inc.	New Jersey
Recruiter.com Recruiting Solutions LLC	Delaware
Recruiter.com Consulting LLC	Texas
Recruiter.com Scouted, Inc.	New York
Recruiter.com Upsider Inc.